Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

    New Media Announces Second Quarter 2015 Results and Dividend of $0.33 per Common Share

NEW YORK, N.Y. July 30, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE:NEWM) today reported its financial results for the second quarter ended June 28, 2015.

Financial Summary

•	New Media declares a cash dividend of $0.33 per common share for the second quarter of 2015

•	Total revenues of $299.5 million, an increase of 89.0% to prior year, and a decrease of 3.5% on a same store basis*

•	Digital revenue of $27.0 million, an increase of 10.7% to prior year on a same store basis*

•	Operating income of $19.5 million, an increase of 164.4% to prior year

•	Net income of $11.2 million

•	As Adjusted EBITDA of $42.4 million, an increase of 74.5% to prior year*

•	Free cash flow of $33.2 million, or $0.74 per basic share, an increase of $0.09 per basic share to prior year*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $23.7 million

Business Highlights

•	Closed the acquisition of The Columbus Dispatch for $47.0 million, funded with a combination of cash on the balance sheet and an incremental $25.0 million on the Company’s existing term loan

•	Entered into a promotional venture with Direct Eats, an online specialty food marketplace; New Media will provide advertising across all of its local markets in exchange for a 12.5% equity stake in Direct Eats

Summary of Second Quarter 2015 Results

($ in millions, except per share data)
GAAP Reporting	Q2 2015
Revenues	$299.5
Operating income	$19.5
Net income	$11.2

Non-GAAP Reporting*	Q2 2015
As Adjusted EBITDA	$42.4
Free cash flow	$33.2
Free cash flow per basic share	$0.74

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“I’m very pleased to announce another strong quarter for New Media supported by our robust financial results, successful execution of our acquisition strategy, and strong cash flow generation,” said Michael E. Reed, New Media President and Chief Executive Officer. “During the second quarter, the Company generated total revenues of $299.5 million, As Adjusted EBITDA of $42.4 million, and free cash flow of $33.2 million, an increase of 89.0%, 74.5%, and 69.4% vs. the prior year, respectively. On a same store basis, total revenues decreased 3.5% vs. prior year driven primarily by pressure on our Local Print Advertising and Preprints categories.

“For the last twelve months, excluding tuck-in acquisitions, total revenues for the Company decreased 4.1%; however, revenue we have owned for over one year performed much better, decreasing 3.2%, highlighting the improvement we believe is due to the Company having time to execute on its operational strategy. We are very proud that most of the publications we have owned for more than one year have better revenue trends than the papers we recently acquired, and better trends than the industry at large. Further, we expect our revenue trends to improve, gradually reaching flat within the next two years. In the meantime, we believe we can shield our cash flows from topline declines through measured expense reductions at our acquired properties, and remain confident in our ability to continue to grow free cash flow and our dividend.

“Near-term, in order to maintain flat same store revenue trends, we believe New Media needs to complete approximately $20 to $40 million of tuck-in acquisitions per year, funded with organically generated cash. This assumes a 3% to 5% decline in same store revenues, in line with the revenue declines we have seen over the past 12 months. We believe this level of acquisitions is highly achievable given the Company’s strong free cash flow generation and proven track record of successfully identifying and acquiring local media assets. While accretive acquisitions are driving the Company’s growth near-term, we believe New Media’s maturing digital initiatives will lead to long-term organic growth.

“In addition to our strong Q2 financial results, New Media also closed the acquisition of The Columbus Dispatch for $47.0 million. The family-owned daily newspaper, first published in 1871, is the longstanding, flagship daily newspaper serving the Columbus, Ohio area. Since inception, New Media has announced $585.8 million of acquisitions at an average 4.1x LTM As Adjusted EBITDA. After factoring in estimated net synergies for the deals we have completed, the multiple reduces further and we will generate levered yields of over 40% for the Company.

“Our strategy and commitment to create value for shareholders has been consistent since becoming a public company in early 2014. We intend to generate substantial value for shareholders by completing accretive acquisitions, investing in print and digital initiatives to drive long-term organic growth, and returning a significant portion of our stable cash flows to shareholders in the form of a dividend. As New Media has grown through acquisitions, we have raised our dividend twice, or 22%, since the prior year, highlighting our commitment to return a significant portion of our stable free cash flow to investors. Looking ahead, we continue to believe our position as a leading source of local news in the markets we serve, and our strategic investments, will continue to generate substantial value for our shareholders.”

Second Quarter 2015 Financial Results

New Media recorded total revenues of $299.5 million for the quarter, an increase of 89.0% when compared to the prior year, and a decrease of 3.5% on a same store basis. Excluding the benefit from tuck-in acquisitions, total revenues decreased 5.3% and total revenues owned for more than one year decreased 3.9% to prior year.

Total Print Advertising decreased 7.1% on a same store basis driven by Preprints and Local Display which decreased 11.2% and 7.9%, respectively. Preprints fell under pressure in the second quarter driven by several major retailers decreasing their volume, and multiple retail store closures in our markets. Classified Print revenue decreased 2.0% on a same store basis; however, obituaries revenue, a subcategory of Classified Print, continues to be a strong category.

New Media’s Digital revenue of $27.0 million contributed positively to the Company’s strong revenue performance increasing 10.7% on a same store basis. Propel, our digital marketing services business, increased 75.8% to the prior year on a same store basis.

Circulation, our largest individual revenue category at nearly one-third of total revenues, continues to be a stable category with revenue increasing 0.4% on a same store basis. Finally, Commercial Print and Other revenue decreased 6.9% to the prior year on a same store basis, with nearly half of the decline driven by recent acquisitions shifting from external print relationships to internal, as they are now part of New Media.

Total expenses decreased 2.9% to the prior year, on a same store basis, totaling $257.1 million, after adjusting for non-recurring and non-cash items. Excluding the additional expense from tuck-in acquisitions, on a same store basis, total expenses decreased 5.5% to prior year, totaling $250.1 million. Organizational efficiency continues to be a central strategic priority, and as the Company continues to grow through acquisitions, we believe we will continue to be able to leverage our scale to increase our buying power.

As Adjusted EBITDA of $42.4 million increased $18.1 million, or 74.5%, over the prior year. Free cash flow of $33.2 million increased 69.4% over the prior year to $0.74 per basic share.

Second Quarter 2015 Dividend

New Media’s Board of Directors declared a second quarter 2015 cash dividend of $0.33 per share of common stock. The dividend is payable on August 20, 2015 to shareholders of record as of the close of business on August 12, 2015.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Quarterly Report on Form 10-Q, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, July 30, 2015 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, August 13, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “78908452.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of June 28, 2015, the Company operates in over 490 markets across 32 states. New Media’s portfolio of products, as of June 28, 2015, include over 575 community publications and over 490 related websites, serve more than 215,000 business advertising accounts and reach over 22 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because same store results, results excluding tuck-in acquisitions, results excluding tuck-in acquisitions and revenues owned less than a year, Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Same Store Results

Same store results, a non-GAAP financial measure, take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the company had owned or divested a business for the comparable period. The acquisition of Victorville, American Consolidated Media Southwest, Petersburg Progress-Index and Foster’s Daily Democrat (“tuck-in acquisitions”), were funded from the Company’s available cash, and not considered material.

Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA and free cash flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA and free cash flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of the pending acquisition, expected revenue trends and our ability to continue to grow free cash flow and our dividend, our ability to leverage our scale to increase our buying power, our focus on local news in smaller markets leading to stabilization of our business, growing digital services business and revenues and pursuing and completing a certain amount of future acquisition opportunities per year and the benefits associated with such opportunities, and improving revenue trends driven by investments in digital and print initiatives. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K and filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 28, 2015	December 28, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,674	$123,709
Restricted cash	6,967	6,467
Accounts receivable, net of allowance for doubtful accounts of $4,304 and $3,462 at June 28, 2015 and December 28, 2014, respectively	136,787	80,151
Inventory	18,820	9,824
Prepaid expenses	15,180	9,129
Deferred income taxes	4,315	4,269
Other current assets	11,585	10,632

Total current assets	206,328	244,181
Property, plant, and equipment, net of accumulated depreciation of $65,139 and $40,172 at June 28, 2015 and December 28, 2014, respectively	451,793	283,786
Goodwill	175,147	134,042
Intangible assets, net of accumulated amortization of $15,625 and $7,709 at June 28, 2015 and December 28, 2014, respectively	345,665	156,742
Deferred financing costs, net	3,442	3,252
Other assets	3,050	3,092

Total assets	$1,185,425	$825,095

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$632	$650
Current portion of long-term debt	3,509	2,250
Accounts payable	12,257	9,306
Accrued expenses	80,589	47,061
Deferred revenue	66,028	35,806

Total current liabilities	163,015	95,073
Long-term liabilities:
Long-term debt	383,101	219,802
Long-term liabilities, less current portion	7,137	5,609
Deferred income taxes	7,435	7,090
Pension and other postretirement benefit obligations	12,709	13,394

Total liabilities	573,397	340,968

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at June 28, 2015 and December 28, 2014; 44,676,322 and 37,466,495 issued and outstanding at June 28, 2015 and December 28, 2014, respectively	445	375
Additional paid-in capital	606,876	484,220
Accumulated other comprehensive loss	(4,423)	(4,469)
Retained earnings	9,130	4,001

Total stockholders’ equity	612,028	484,127

Total liabilities and stockholders’ equity	$1,185,425	$825,095

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended June 28, 2015	Three months ended June 29, 2014	Six months ended June 28, 2015	Six months ended June 29, 2014
Revenues:
Advertising	$177,019	$95,837	$320,814	$178,460
Circulation	91,763	46,102	172,814	90,471
Commercial printing and other	30,698	16,494	56,468	31,535

Total revenues	299,480	158,433	550,096	300,466
Operating costs and expenses:
Operating costs	160,347	87,615	301,059	172,470
Selling, general, and administrative	99,667	52,235	188,797	102,251
Depreciation and amortization	17,387	10,109	33,088	19,918
Integration and reorganization costs	1,656	412	3,583	837
Loss on sale of assets	925	688	1,470	687

Operating income	19,498	7,374	22,099	4,303
Interest expense	7,458	3,827	14,233	7,632
Amortization of deferred financing costs	165	333	2,382	758
Loss on early extinguishment of debt	—	9,047	—	9,047
Other income	(19)	(83)	(18)	(107)

Income (loss) before income taxes	11,894	(5,750)	5,502	(13,027)
Income tax expense (benefit)	699	(2,481)	373	(3,067)

Net income (loss)	$11,195	$(3,269)	$5,129	$(9,960)

Income (loss) per share:
Basic:
Net income (loss)	$0.25	$(0.11)	$0.12	$(0.33)
Diluted:
Net income (loss)	$0.25	$(0.11)	$0.12	$(0.33)
Dividends declared per share	$0.33	$—	$0.63	$—
Basic weighted average shares outstanding	44,676,322	30,000,000	43,762,848	30,000,000
Diluted weighted average shares outstanding	44,877,752	30,000,000	44,002,932	30,000,000
Comprehensive income (loss)	$11,218	$(3,269)	$5,175	$(9,960)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months ended June 28, 2015	Six months ended June 29, 2014
Cash flows from operating activities:
Net income (loss)	$5,129	$(9,960)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,088	19,918
Amortization of deferred financing costs	324	758
Gain on derivative instrument	—	(25)
Non-cash compensation expense	515	21
Non-cash interest expense	1,067	107
Non-cash loss on early extinguishment of debt	—	5,949
Deferred income taxes	299	—
Loss on sale of assets	1,470	687
Pension and other postretirement benefit obligations	(657)	(669)
Changes in assets and liabilities:
Accounts receivable, net	6,467	6,783
Inventory	713	392
Prepaid expenses	(172)	234
Other assets	(1,301)	(4,046)
Accounts payable	(12,237)	(5,667)
Accrued expenses	17,260	(12,106)
Deferred revenue	(2,111)	594
Other long-term liabilities	1,333	211

Net cash provided by operating activities	51,187	3,181

Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,886)	(1,639)
Proceeds from sale of publications and other assets	717	311
Acquisitions, net of cash aquired	(425,534)	(8,028)

Net cash used in investing activities	(428,703)	(9,356)

Cash flows from financing activities:
Payment of debt issuance costs	(525)	(4,565)
Borrowings under term loans	122,872	193,275
Borrowings under revolving credit facility	84,000	7,068
Repayments under term loans	(1,381)	(157,999)
Repayments under revolving credit facility	(60,000)	(32,068)
Payment of offering costs	(1,343)	—
Issuance of common stock, net of underwriter’s discount	150,866	—
Payment of dividends	(28,008)	—

Net cash used in financing activities	266,481	5,711

Net decrease in cash and cash equivalents	(111,035)	(464)
Cash and cash equivalents at beginning of period	123,709	31,811

Cash and cash equivalents at end of period	$12,674	$31,347

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended June 28, 2015	Three months ended June 29, 2014	Six months ended June 28, 2015	Six months ended June 29, 2014
Net income (loss)	$11,195	$(3,269)	$5,129	$(9,960)
Income tax expense (benefit)	699	(2,481)	373	(3,067)
Gain on derivative instruments, included in Other income (1)	—	76	—	51
Loss on early extinguishment of debt	—	9,047	—	9,047
Amortization of deferred financing costs	165	333	2,382	758
Interest expense	7,458	3,827	14,233	7,632
Depreciation and amortization	17,387	10,109	33,088	19,918

Adjusted EBITDA from continuing operations	36,904	17,642	55,205	24,379
Non-cash compensation and other expense	2,904	5,547	7,406	7,486
Integration and reorganization costs	1,656	412	3,583	837
Loss on sale of assets	925	688	1,470	687

As Adjusted EBITDA	42,389	24,289	67,664	33,389
Interest paid	(6,675)	(3,484)	(10,802)	(7,238)
Net capital expenditures	(2,194)	(861)	(3,886)	(1,639)
Pension payments in excess of pension expense	(328)	(354)	(657)	(666)

Free Cash Flow	33,192	19,590	52,319	23,846

Basic weighted average shares outstanding	44,676,322	30,000,000	43,762,848	30,000,000
Diluted weighted average shares outstanding	44,877,752	30,000,000	44,002,932	30,000,000
Basic Free Cash Flow per share	$0.74	$0.65	$1.20	$0.79

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended June 28, 2015	Three months ended June 29, 2014	Six months ended June 28, 2015	Six months ended June 29, 2014

Total revenues from continuing operations	$299,480	$158,433	$550,096	$300,466
Revenues adjustment for Providence
Halifax, Stephens and Columbus acquisitions	—	151,867	—	260,720

Same Store Revenues	$299,480	$310,300	$550,096	$561,186

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended June 28, 2015	Three months ended June 29, 2014	$ Variance	% Variance
Same Store Revenues	$299,480	$310,300	$(10,820)	-3.5%

Tuck-in Acquisitions (1)	(8,229)	(2,781)

Excluding Tuck-in Acquisitons Results, Total Company	$291,251	$307,519	$(16,268)	-5.3%

Excluding Tuck-in Acquisitions Result and Revenues owned less than a year	150,142	156,314	$(6,172)	-3.9%

(1)	Tuck in acquisitions are adjusted for non-material acquisitions, non-material divestitures and commercial print revenue

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Twelve months ended June 28, 2015	Twelve months ended June 29, 2014	$ Variance	% Variance
Reported Revenues	$901,953	$586,808	$315,145	53.7%

Proforma Revenue Adjustment for LMG, Providence, Halifax, and Stephens	302,403	634,636

Proforma Revenue without Columbus	$1,204,356	$1,221,444	$(17,088)	-1.4%

Tuck-in Acquisitions (1)	(40,292)	(7,380)

Excluding Tuck-in Acquisitons Results, Total Company	$1,164,064	$1,214,064	$(50,000)	-4.1%

Excluding Tuck-in Acquisitions Result and Revenues owned less than a year	591,381	610,817	$(19,436)	-3.2%

(1)	Tuck in acquisitions are adjusted for non-material acquisitions, non-material divestitures and commercial print revenue